Exhibit 4.11

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

Addendum to Agreement Dated 2.8.2020

Drafted and signed on 14 December 2021

Between

Clalit Health Services [Main Management]

101 Arlozorov St., Tel Aviv

Through the authorized signatories:

Rakefet Levi ID [***] VP Finance Division

Ruth Ralbag ID [***] CFO

(hereinafter: “Clalit” or “the Ordering Party”)

And

Pulsenmore Ltd.

C.N. 515139129

8 Omer St., Barn Building, Omer 8496500

(Clalit and the Company shall be collectively referred to as the “Parties” and individually as a “Party”)

Whereas:	The Company supplies and sells to Clalit, and Clalit receives and purchases from the Company portable miniaturized ultrasound devices for pregnant women, pursuant to an agreement for the supply of services and products dated August 2, 2020 (hereinafter: “the First Agreement”); and

Whereas:	The Company has developed an additional ultrasound device for women undergoing in vitro fertilization (IVF) called “PulseNmore FC”, intended for self-examination of follicle size, as detailed on the product page in Appendix A (hereinafter: “the New Product”);

Whereas:	Subject to the existence of the conditions precedent as detailed below, the Company wishes to supply and sell to Clalit, and Clalit wishes to receive and purchase from the Company the New Product and distribute it among its customers;

Whereas:	The parties wish to regulate the commercial principles between them with regard to the aforementioned supply and sale of the new product, in accordance with the terms of this Agreement;

Therefore, it was agreed and stipulated between the parties as follows:

1.	Conditions precedent. A condition for the entry into force of this Addendum to the first agreement is the receipt of AMAR approval for the New Product from the Ministry of Health, as well as the receipt of satisfactory results in the trial being conducted in relation to the New Product by Clalit through Rabin Medical Center. For the purposes of this section, satisfactory results will be considered results that meet the criteria, as determined in the said trial protocol.

2.	Supplement to the First Agreement. This agreement serves as a supplement to the First Agreement and, except as specified below, all other terms of the First Agreement shall apply with the required changes with respect to the New Product, including, but not limited to, all matters relating to the marketing and distribution of the New Product among Clalit customers, payment terms, warranty and indemnity, insurance, support and maintenance, representations and representations, information security and privacy, preservation of “confidential information” (as defined in the First Agreement), property rights, terms of use of the product by patients in accordance with the New Product and in accordance with the terms of use that will be prepared for the New Product, etc. Any conflict between the provisions of this Agreement and the provisions of the First Agreement with respect to the issues specified below, the provisions of this Agreement shall prevail and bind the parties.

3.	The New Product and terms of use. The New Product will allow each patient up to fifty (50) scans, with each scan allowing measurement of the size of the follicles in both ovaries and measurement of the thickness of the endometrial tissue. Use of the New Product is for a period of 12 months from the date of activation by the patient, or the completion of fifty (50) scans, whichever comes first. The term “Patient” or “Patients” in the plural means women undergoing in vitro fertilization (IVF) who are insured by Clalit, who use the New Product according to the terms of use.

4.	Price of the New Product. The price of one unit of the new product will be () US dollars, plus VAT as applicable, subject to a single order of at least thousand () units of the new product in each contract year (as the term is defined below). For the avoidance of doubt, it is hereby clarified that this price is also valid in the event of return of devices by Clalit and credit, as detailed in Section 4 below.

5.	Orders and Return of Units. Clalit undertakes to order and purchase from the Company and the Company undertakes to supply Clalit, in each Contract Year (as the term is defined below), at least units of the new product, provided that the new product has a valid AMAR approval. The term “Contract Year” means twelve (12) calendar months, commencing on the date of receipt of AMAR approval and receipt of satisfactory results of the study as stated in Section 1 above (hereinafter: the “Establishing Date”) and in each subsequent Contract Year following the Effective Date during the Agreement Period. For the avoidance of doubt, the Parties shall determine in writing the effective date of the Agreement. This determination shall be made within a period not later than 30 days from the date of completion of the Suspicious Conditions. The 30-day period shall begin upon notification from Clalit to the Company regarding the completion of processing of the research data and their compliance with the criteria of the research protocol as stated in Section 1 above. This date shall be attached as an integral part of this document. Notwithstanding the foregoing, Clalit shall be entitled to return up to units of the new product from all orders during the first agreement period (as defined below), provided that in each contract year, Clalit shall be entitled to return up to – that is, Clalit shall place an order of devices in each contract year but shall be entitled to return and claim compensation for devices. Once every half (1/2) year in each contract year, the parties shall meet and discuss Clalit’s order and return expectations for the subsequent twelve (12) months. This expectation shall not obligate Clalit and/or prejudice Clalit’s right to return up to devices in each contract year as aforesaid.

6.	The first order. On the specified date, Clalit will order from the Company and the Company will supply and sell to Clalit three thousand units of the New Product.

7.	Delivery dates. The Company will ensure that Clalit supplies any order of up to units of the new product within [***] ([***]) months from the date of placing the order. (For the avoidance of doubt, this does not create any obligation on Clalit’s part to place an order of over units as stated in Section 4 above.) Delivery of larger orders will be made by prior written agreement between the parties. Notwithstanding the foregoing, with regard to the first order, the Company will ensure that Clalit supplies at least units of the new product for the purpose of its launch by Clalit, within [***] ([***]) months from the determining date. The remaining units of the new product according to the first order will be supplied within [***] ([***]) months from the date of placing the order.

8.	Marketing and advertising. The marketing and advertising of the new product by Clalit will be done in accordance with the plan attached as Appendix B to this addendum (hereinafter: the “Marketing and Advertising Plan”). The Company will participate in covering the budget designated for the advertising campaign according to the Marketing and Advertising Plan, in the amount of (including VAT) in each contract year during the first agreement period (hereinafter: the “Annual Participation Amount”) and in total (including VAT) for this period. Payment of the annual participation amount by the Company is conditional on receipt of payment for the first order from Clalit for that contract year. The Company will pay its said share directly to the advertising company that Clalit will hire for this purpose.

9.	Warranty period for the New Product: from the date of delivery of the new product, or from the date of activation, whichever comes first.

10.	Confidentiality of the Agreement and its Terms. The terms and contents of this Agreement will be kept confidential. Notwithstanding the foregoing, the Company shall be entitled to disclose the existence and/or contents of this Agreement to investors and/or potential partners. In addition, this section shall not prevent any party from disclosing the existence or contents of this Agreement to any person or authority pursuant to an obligation applicable to it under any law, including pursuant to the requirement of the Securities Authority and/or any other regulatory body.

11.	Term of the Agreement and its Cancellation

11.1.	First Agreement Period. The first agreement period is for a period of four (4) years of engagement (hereinafter: the “First Agreement Period”). Notwithstanding the foregoing, during the first agreement period, either party may terminate this agreement early by giving prior written notice to the other party, no later than 60 days prior to the date on which period commencing on the determining date ends. For the avoidance of doubt, the parties shall determine in writing the dates on which the parties have the right to terminate this agreement by giving prior notice to the other party, together with the parties’ notice of the effective date of this agreement (as set forth in Section 5 above). In the event of such early termination, the parties shall calculate the quantity of devices that the General wishes to return – subject to the quantity limit specified in Section 5.

11.2.	Extension Option. Clalit shall have the right to extend the First Agreement Period for two (2) additional periods of one additional contract year each (hereinafter: the “First Extension Period” and the “Second Extension Period”, respectively; and together shall be referred to hereinafter as the “Extension Periods”), subject to (a) providing prior written notice to the Company of Clalit’s desire to exercise any of the extension periods, at least forty-five (45) days before the end of the first Agreement Period and/or the end of the first extension period, as the case may be, and (b) meeting the minimum purchase quota as specified in Section 4 above, (for the purpose of this matter: devices per year minus a maximum return of devices per year is considered a minimum quantity) in the contract year preceding each of the extension periods, as the case may be. Notwithstanding the provisions of this Section 10.2, the Company reserves the right, at its sole discretion, to terminate this Agreement early, at any time during the extension periods, by providing at least 90 days’ prior written notice to the General.

12.	Jurisdiction. Any matter arising from this Agreement shall be heard exclusively in the courts of Tel Aviv-Yafo.

In witness whereof the parties hereto have signed

Pulsenmore Ltd.

By:	Dr. Elazar Sonnenschein	By:	Lior Urie

	CEO		Director of Business Development

Signature:	/s/ Dr. Elazar Sonnenschein	Signature:	/s/ Lior Urie

Clalit Health Services

By:	Ruth Ralbag	By:	Rakefet Levi

	CFO		VP Finance

Signature:	/s/ Ruth Ralbag	Signature:	/s/ Rakefet Levi